Exhibit 3.1

THE COMPANIES ACT (2021 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDMENTS

TO THE

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

SWIFTMERGE ACQUISITION CORP.

RESOLUTIONS OF THE SHAREHOLDERS OF THE COMPANY

(Adopted by way of special resolutions passed on 15 March 2024)

EXTENSION AMENDMENT

RESOLVED, as a special resolution THAT, conditional upon the approval of the Trust Amendment Proposal, the Amended and Restated Memorandum and Articles of Association of the Company be amended by:

(a) deletion of the following instruction from Article 49.7:

“In the event that the Company does not consummate a Business Combination by March 15, 2024, or such later time as the Members may approve in accordance with the Articles, the Company shall:”

and replacing it with the following instruction:

“In the event that the Company does not consummate a Business Combination by June 17, 2025, or such later time as the Members may approve in accordance with the Articles, the Company shall:”

(b) deletion of the following words from Article 49.8(a):

“by March 15, 2024”

and replacing them with the words:

“by June 17, 2025”.

NTA AMENDMENT

RESOLVED, as a special resolution THAT, conditional upon the approval of the Extension Proposal, the Amended and Restated Memorandum and Articles of Association of the Company be amended by:

(a) the following be deleted from Article 49.2: “provided that the Company shall not repurchase Public Shares in an amount that would cause the Company’s net tangible assets to be less than US$5,000,001 following such repurchases.”

(b) the following be deleted from Article 49.4: “provided that the Company shall not consummate such Business Combination unless the Company has net tangible assets of at least US$5,000,001 immediately prior to, or upon such consummation of, or any greater net tangible asset or cash requirement that may be contained in the agreement relating to, such Business Combination”.

(c) the following be deleted from Article 49.5: “The Company shall not redeem Public Shares that would cause the Company’s net tangible assets to be less than US$5,000,001 following such redemptions (the “Redemption Limitation”).”

(d) the following be deleted from Article 49.8: “The Company’s ability to provide such redemption in this Article is subject to the Redemption Limitation.”

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